Exhibit 3.1

Amendment No. 5 to

Amended and Restated Limited Liability Company Agreement of

TCW Direct Lending VIII LLC

This Amendment No. 5 to Amended and Restated Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Amendment”) of TCW Direct Lending VIII LLC, a Delaware limited liability company (the “Company”) is made and entered into as of April 1, 2026.

RECITALS

WHEREAS, the Company is currently governed by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 21, 2022 (“Agreement”);

WHEREAS, the Board and a majority-in-interest (as defined in the Agreement) of the Unitholders approved Amendment No. 1 to the Agreement effective as of May 24, 2022. Amendment No. 2 to the Agreement effective as of January 6, 2023, Amendment No. 3 to the Agreement effective as of July 14, 2023 and Amendment No. 4 to the Agreement effective as of February 16, 2024;

WHEREAS, the Board has adopted and a majority in interest of ERISA Members have consented to this Amendment No. 5 for purposes of amending the Agreement; and

WHEREAS, the undersigned desires to amend the Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, hereby agrees and hereby amends the Agreement as follows:

1.	Amendment to Section 14.1.1.

Section 14.1.1. of the Agreement is hereby deleted in its entirety and replaced with the following:

ERISA Plan Assets The Company shall use reasonable best efforts to structure and operate its affairs so that the assets of the Company will not constitute “plan assets” of any ERISA Member for purposes of ERISA or Section 4975 of the Code. The Company may satisfy such objective by relying on the exception under the Plan Assets Regulation for an equity interest that constitutes a “publicly-offered security,” and the Company has determined, based on advice of counsel, that the Common Units qualify for such exception. The Company may also continue to monitor the percentage of “benefit plan investors” holding each class of equity interests in the Company and may seek to maintain such percentage below twenty-five percent (25%) of each such class, determined in accordance with the Plan Assets Regulation, as an additional protective measure. Article 14 shall be interpreted in a manner consistent with the Company’s reliance on the “publicly-offered security” exception under the Plan Assets Regulation.

2.	Amendment to Section 14.1.3.

Section 14.1.3. of the Agreement is hereby deleted in its entirety and replaced with the following:

14.1.3 Plan Assets Notice

(a) Following the effectiveness of this Amendment, and upon reasonable request of each ERISA Member, the Company will provide to each ERISA Member a written certification confirming that the Company is relying on the “publicly-offered security” exception under the Plan Assets Regulation and that the Company has determined, based on advice of counsel, that the Common Units qualify for such exception.

(b) If at any time the Company determines that there is a material likelihood that all or any portion of the assets of the Company would constitute “plan assets” of any ERISA Member for purpose of ERISA or Section 4975 of the Code, including as a result of the Company not qualifying for the “publicly-offered security” exception under the Plan Asset Regulation, the Company shall promptly notify in writing the ERISA Members investing in the Company of such determination. The Company shall also deliver such notice if any ERISA Member delivers an opinion as described in Section 14.2.1.

(c) At the request of an ERISA Member, the Company will use commercially reasonable efforts to provide publicly available information regarding the assets held by the Company as is reasonably necessary to enable the ERISA Member to complete required regulatory reporting.

3.	New Section 14.1.4.

A new Section 14.1.4 is hereby added immediately following Section 14.1.3 to read as follows:

14.1.4. Board Interpretation The Board shall have authority to interpret and apply Article 14 in a manner consistent with the Company’s reliance on the “publicly-offered security” exception under the Plan Assets Regulation; provided that nothing in this Section 14.1.4 shall, by itself, be deemed to modify any provision of the Agreement other than Article 14.

4.	Amendment to Section 14.2.1.

Section 14.2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

14.2.1 General Notwithstanding any provision in the Agreement to the contrary, any Member that is an ERISA Member may elect, upon written notice to the Company, to withdraw from the Company, or upon written demand by the Company shall withdraw from the Company, at the time and in manner otherwise provided in Section 14.2, if (i) the Company delivers the notice described in Section 14.1.3(b) stating that all or any portion of the assets of the Company constitute, or there is a material likelihood that all or any portion of the assets of the Company would constitute, “plan assets” of any ERISA Member for purposes of ERISA or Section 4975 of the Code, or (ii) either such ERISA Member or the Company obtains and delivers to the other an opinion of counsel reasonably acceptable to both parties to the effect that there is a material likelihood that (a) such ERISA Member, any employee benefit plan subject to ERISA any of the assets of which are held by such ERISA Member, the trustee or other fiduciary of such ERISA Member or of such plan, or the Company would be in material violation of ERISA if such ERISA Member were to continue as a Member of the Company, or (b) all or any portion of the assets of the Company would constitute “plan assets” of such ERISA Member or such plan for purposes of ERISA or Section 4975 of the Code.

For the avoidance of doubt, no withdrawal shall be granted at the request of an ERISA Member solely on the grounds that the ERISA Member’s investment in the Company is not prudent, does not satisfy applicable diversification requirements, is inconsistent with the plan’s governing documents or liquidity needs, or violates other requirements analogous to Section 404 of ERISA. The remaining provisions of Section 14.2 shall continue to apply to any withdrawal or partial withdrawal effected pursuant to this Section 14.2.1.

5.	Agreement in Effect.

Except as hereby amended, the Agreement shall remain in full force and effect.

6.	Applicable Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

7.	Severability.

Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

8.	Counterparts.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.	Binding Effect.

This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

* * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 5 to the Amended and Restated Limited Liability Company Agreement of TCW Direct Lending VIII LLC as of the day, month and year first above written.

The Company:

TCW DIRECT LENDING VIII LLC,
under power of attorney provided in Section 13.8.1 of the Agreement

By:
Name:	Andrew Kim
Title:	Chief Financial Officer

[Signature Page to Amendment No. 5 to the Amended and Restated

Limited Liability Company Agreement of TCW Direct Lending VIII LLC]